Free Writing Prospectus Filed pursuant to Rule 433
Registration Statement No. 333-178087
December 11, 2013

SLM Corporation
Medium Term Notes Series A
$1,000,000,000
4.875% Senior Notes, Due June 2019
Term Sheet

Issuer	SLM Corporation

Note Type	Medium Term Notes, Series A, US MTN Program

Ratings1	Ba1 (review possible downgrade) BBB- (negative outlook) BB+ (rating watch negative)

CUSIP	78442FES3

Principal Amount	$1,000,000,000

Yield to Maturity	5.00%

Coupon	4.875% per annum

Issue Price	99.405%

Trade Date	December 11, 2013

Closing Date	December 16, 2013

Maturity Date	June 17, 2019

Make-Whole Call	T+ 50 bps

Change of Control Offer to Purchase
If a change of control triggering event occurs, unless SLM
Corporation has exercised its right to redeem the notes, it will be required to make an offer to repurchase any and all notes at a repurchase price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Interest Payment Dates	Each June 17 and December 17 during the term of the notes, beginning June 17, 2014

Benchmark Treasury	1.25% due November 30, 2018

Benchmark Treasury Price and Yield	98-29/ 1.479%

  1A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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Spread to Benchmark	T+352.1 bps

Joint Book-Running Managers	Barclays Capital Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Co-Managers	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC RBS Securities Inc.
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Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.

SLM Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the Company toll free at 1-800-321-7179, Barclays Capital Inc. toll-free at (866) 603-5847, Deutsche Bank Securities Inc. toll free at 1-800-503-4611 (or you may email a request to prospectus.CPDG@db.com) or J.P. Morgan Securities LLC collect at 1-212-834-4533.

This pricing term sheet supplements the preliminary form of Pricing Supplement No. 8 to the Prospectus Supplement dated January 24, 2012 issued by SLM Corporation relating to its Prospectus dated November 21,  2011.

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ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

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